Exhibit 99.1

Byline Bancorp, Inc. Announces Receipt of Regulatory Approval

for Acquisition of First Evanston Bancorp, Inc.

CHICAGO and EVANSTON, Ill., April 18, 2018 (BUSINESSWIRE) — Byline Bancorp, Inc. (NYSE: BY) (the “Company” or “Byline”) and First Evanston Bancorp, Inc. (“First Evanston”) today jointly announced the receipt of the required regulatory approval from the Illinois Department of Financial and Professional Regulation for the acquisition of First Bank & Trust by Byline Bank. As previously disclosed, Byline submitted a request with and received approval from the Federal Reserve Bank of Chicago granting a waiver from the prior approval requirements of the Federal Reserve with respect to its acquisition of First Evanston, and also received approval from the Federal Deposit Insurance Corporation for the acquisition of First Bank & Trust by Byline Bank.

The consummation of Byline’s acquisition of First Evanston remains subject to the approval of Byline’s stockholders and First Evanston’s shareholders and the satisfaction of other customary closing conditions. Byline and First Evanston expect the acquisition will close by the end of May 2018.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $3.4 billion in assets and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top 10 Small Business Administration lenders in the United States.

About First Evanston Bancorp, Inc.

First Evanston Bancorp, Inc. is a financial services and bank holding company headquartered in Evanston, Illinois, with assets in excess of $1.1 billion. Through its operating subsidiary, First Bank & Trust, First Evanston Bancorp engages in community and commercial banking and wealth management services. First Bank & Trust operates 10 bank locations throughout the north and west Chicagoland area. First Bank & Trust is known for its community roots, its highly personalized service and as one of Chicagoland’s premier commercial banking institutions. For more information, visit www.firstbt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Byline and First Evanston. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Byline’s and First Evanston’s management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. All statements in this press release speak only as of the date they are made, and neither Byline nor First Evanston undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of Byline and First Evanston to control or predict, could cause actual results to differ materially from those in such forward-looking statements. These factors include, among others: (1) the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; (2) the risk that integration of Byline’s and First Evanston’s operations will be materially delayed or will be more costly or difficult than expected; (3) the failure of the proposed transaction to close on the expected timeline or at all; (4) the effect of the announcement of the transaction on customer relationships and operating results; (5) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, and (6) other risks detailed from time to time in filings made by Byline with the SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Additional Information

The information included herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. Byline has filed a registration statement on Form S-4 with the SEC in connection with the proposed transaction, which has been declared effective. The registration statement includes a joint proxy statement of Byline and First Evanston, and also constitutes a prospectus of Byline, which was previously sent to the stockholders of Byline and the shareholders of First Evanston. INVESTORS, STOCKHOLDERS OF BYLINE AND SHAREHOLDERS OF FIRST EVANSTON ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT BYLINE, FIRST EVANSTON AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus and other documents relating to the proposed transaction filed by Byline with the SEC can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing Byline’s website at www.bylinebancorp.com under the tab “About Us- Investor Relations.” Alternatively, these documents, when available, can be obtained free of charge from Byline upon written request to Byline Bancorp, Inc., Attn: Corporate Secretary, 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601, or by calling (773) 244-7000, or from First Evanston upon written request to First Evanston Bancorp, Inc., Attn: Corporate Secretary, 820 Church Street, Evanston, Illinois 60201 or by calling (847) 733-7400.

Participants in this Transaction

Byline, First Evanston, their respective directors and executive officers and certain of their other members of management and employees may be deemed to be participants in the solicitation of proxies from Byline’s stockholders and First Evanston’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Byline and First Evanston and other persons who may be deemed participants in the transaction is included in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

For Byline:

Investors:

Financial Profiles, Inc.

Allyson Pooley/Tony Rossi

IRBY@bylinebank.com

or

Media:

Byline Bank

Erin O’Neill

Director of Marketing

773-475-2901

eoneill@bylinebank.com

or

For First Evanston:

Investors:

Howard Kain

847-733-7400

or

Media:

Michael Yohanan

847-733-7400

Source: Byline Bancorp, Inc.